RUBI TRACTAMENT TERMIC EFICIENT, S.A.

ARTICLES OF ASSOCIATION

Title I. Legal name, legal address, object and term.

Article 1.- These  Articles of  Associations  rule this Public  Limited  Company named "RUBI TRACTAMENT TERMIC EFICIENT, S.A.".

It would be also applicable  Legislative Royal Decree 1564/1989,  December 22nd,
Public Limited Company Act.

Article 2.- Company's legal address is at Barcelona,  Avinguda Paral.lel, number
51, 1st.

Company's  Board of Directors  will be able to move the legal address within the same municipal district,  as well as the incorporation or removal of branches or agencies in Spain or abroad the  development of Company's  operation may require or may be convenient. Shareholders General Meeting would be able to move Company legal address outside municipal district.

Article 3.- Company's object is building, management,  operation and maintenance of an efficient "fangos" treatment plant at the city of Rubi for purification of residual water.

Article 4.-

4.1. Company's object could be developed, direct or indirectly, even by means of shareholding in other companies with identical or similar company's object, with joint ventures between  particulars or legal entities,  with  incorporation  and
management  of  Companies,   participation  in  incorporation  of  Companies  or
incorporation of agencies.

4.2. Company´s object is:

a)   Efficient  "fangos"  treatment  plant at Rubi for  purification of residual water promotion.

b)   Efficient  "fangos"  treatment  plant at Rubi for  purification of residual water building, operation and maintenance, direct or indirectly.

c)   Administration and management of the Plant and material residues.

d)   Development  of any  other  function  in order to  improve  Rubi  efficient treatment plant.

4.3. Agreements and contracts with other companies,  public or private, could be signed to develop the Company´s Object.

Article 5.- Company is  incorporated  for a fifteen  years term since the taking over of the Plant as settled on article 3,  without  prejudice  of any  deferral unanimously agreed by Shareholders General Meeting for one year time.

Take over of the Plant  needs  Take Over  Licence  as  settled  in Royal  Decree
308/1996  DOGC  18/09/96,  in its  article  11,  duly  conceded  by  Departament
d´Industria,  Comerc i Turisme to be presented at the Mercantile Registry to start computation of Company´s term.

RUBI TRACTAMENT  TERMIC  EFICIENT,  S.A., would start its development the day of execution of the Deed of incorporation.

Title II. Share capital and shares.

Article 6.- Share capital is fixed in the amount of 337.500.000.- Pesetas (THREE
THOUSAND  AND THIRTY  SEVEN  MILLIONS  FIVE  HUNDRED  THOUSAND  PESETAS),  fully subscribed and paid up to 25% of its nominal value.

Shareholders capital participation is:

AGRUPACION RUBI           ..............................     80%
SANEJAMENT ENERGIA, S.A.  ..............................     20%

Article 7.-

7.1. 33.750 ordinary shares represent the Share Capital, with a nominal value of
10.000 (ten  thousand)  pesetas each,  numbered  from one to ten thousand,  both inclusive. Shares are fully subscribed and paid up to 25% of its nominal value.

7.2. Share capital not paid up on  incorporation  dated should be in three years time since incorporation of the Company.

7.3. Board of Directors  would be able to ask for payments,  partially or fully, according to financial company requirements, in the aforesaid three years term.

Article 8.-

8.1.  Shares will be represented by titles and registered in an special  Company
Registry,  including  transfers  and  real  state  rights  constituted  on them.
Registration  in the aforesaid  Registry is  compulsory  to acquire  shareholder condition or the legal ownership of any right on the titles.

8.2.  Share titles would  comply with  article 53 Company Act  requirements  and signed by two Board of Directors members.

8.3. Registration certifications or ownership accreditation could also be issued as well as share titles.

Article 9.-

Ownership  of  shares  duly  registered   gives  right  to  exercise  legal  and
conventional political and economical rights.  Shareholders condition implies to act  according  to this  Articles,  Company  Body  agreements  and  shareholders obligations.

Article 10.-

10.1. Shares are indivisible so there is only one recognized owner per share. If more than one person owns one single share,  they should appoint one sole person as representative to exercise in their behalf shareholders rights.

10.2. In share usufruct cases the remainder man will have shareholder condition, but the usufructuary will have right to dividends agreed by the Company.

10.3. In shares pledge or seizure case, Company Act will applied.

Article 11.-

A shareholder with intention to transfer all or any of its shares, should inform in  writing to the Board of  Directors,  with  numeration,  price,  third  party identification and any other share transfer conditions assessment.  The Board of
Directors  should  give  notice  of the  intention  of  transfer  to  the  other shareholders in ten days time.

In thirty calendar days time after notification to the other  shareholders,  the shareholders  would be able to opt for acquisition of the offered shares, and if more than one of the shareholders exercise its option the offered shares will be distributed between them in proportion of its participation in share capital. If surplus  the extra  shares  would be for the  shareholder  with  more  number of shares.  After that term, the Company could opt, in a twenty calendar days term, between  allowing the transfer or acquiring  the offered  shares itself in legal form.  Once the latter  term is finished  without  neither  shareholder  nor the company  exercise the  preferential  acquisition  right, the shareholder will be able to transfer the shares as previously  reported and in two months term after finishing the said term.

If two months period runs from  communication  of intention to transfer  without any Company´s notice, authorisation to transfer would be implicit conceded.

To exercise the  preferential  acquisition  right,  price of sale,  if disagree, would be the one settled by the Company´s  auditor,  and if the Company is not  legally  bound to  audit,  the  price of sale  would be fixed by a  auditor appointed by the Mercantile Register, if parties ask for it.

Transfers between parent companies and agencies, or those companies as result of merger, split,  transformation or liquidation  operations have no limits. Parent company  would  have at  least  51%  share  capital  of its  agency  or  company participated.

If legal and compulsory  extinguish of a Company takes place, transfer of shares would be done to the entity  developing  the legal  functions of the  extinguish company.

Title III - Companies bodies.

Article 12.-

General Meeting of Shareholders and Board of Directors are Company's bodies.

Article 13.-

Shareholders  General  Meeting  will  develop its legal  function  according  to
Company Act. It is the supreme decision and management company´s body.

Article 14.-

Shareholders  General  Meeting  could be  ordinary  or  extraordinary.  Ordinary
Shareholders  General Meeting is compulsory called once a year, in the first six months of corporate year, to approve the Company´s  management,  and, in its case, the  Company´s  annual report,  annual accounts of the year before and other documents legally required, and benefit distribution.

Board of Directors would call Extraordinary Shareholders General Meetings. Board of Directors  should call  Extraordinary  Shareholders  General Meetings when at least five per cent of share capital ask for it,  indicating  debate  matters to discuss.  In the latter,  Shareholders  General Meeting should take place in the following  thirty days  computed  from notary  requirement  to  Directors,  with mention of the order of the day as settled in shareholders application.

Article 15.-

15.1.  Shareholders  General  Meetings  would  be  called  following  the  legal requirements  with its  publication at least fifteen days before the date of the meeting.

15.2. The legal announcement should date the meeting in first call including the order of the day. It could be also dated a second call meeting.

Between first and second call at least twenty four hours should run.

15.3.  Shareholders  General Meeting would be legally call and duly incorporated to  decide  on any  kind  of  matter,  if all the  capital  shares  concurs  and shareholders decide unanimously to meet a Shareholders General Meeting.

Article 16.-

16.1.  Shareholders registered in Registry Shares Book within five days are able to attend Shareholders General Meetings.  Two shares gives right to one vote. If there are shareholders  without enough number of shares to have right to issue a vote, they are able to joint for that effect.

16.2. Shareholders could get an attendance paper with his/her name and number of shares,  in the legal company address,  twenty four hours before the date of the meeting.

16.3.  Shareholders  who do not  attend  the  meeting  have  right to  appoint a representative  according to the legal requirements with that express mention on his/her attendance paper.

16.4.  Members of Board of Director would attend  Shareholders  General Meetings with voice but not vote.  Any other  managing or technical  director  could also attend Shareholders General Meetings if necessary.

Article 17.-

Shareholders  General  Meeting,  ordinary  or  extraordinary,  would be  legally incorporated, in first call, with shareholders,  present or represented, with at least eighty five per cent of capital shares with right to vote. In second call,
Shareholders  General Meeting would be legally  incorporated with  shareholders, present or represented, with at least eighty one per cent of capital shares with right to vote.

Article 18.-

18.1.  Board of Director  Chairman,  or another person  developing its functions would manage Shareholders  General Meetings.  Board of Directors Secretary would act, with voice but no vote, as Shareholders General Meeting Secretary. If Board of Directors  Secretary is not able to attend  Shareholders  General Meeting the youngest of the members of the Board of Directors would develop that function.

18.2.  Secretary would issue minutes of the meetings with Chairman  approval.  A list of  shareholders,  present or  represent,  attending  the meeting  would be included  in the  minutes  or as  addenda,  with  express  mention of the shares present or represented.

18.3.  Minute  would be  approved  following  legal  regulations  and it will be executive since its approval.

Article 19.-

19.1. Shareholders General Meetings quorum is the legally applicable.

19.2.  Eighty one per cent of the capital  favourable vote would be necessary in the following:

a)   Articles of Association modifications.

b)   Increased or decreased share capital operations.

c)   Changing on legal name matters.

d)   Merger, split or transformation of company.

e)   Company object changes.

f)   Modification of requirements to approve agreements.

g)   Annual account approval.

h)   Debentures emission.

i)   Company auditor appointment.

Article 20.-

20.1. Board of Directors is company's  administration and management body and it will be formed by a number of Directors between three and fifteen.  One of those will be elected as Chairman and another as Vice-Chairman. They will be appointed and removed by the Shareholders General Meeting.

A  Director´s  appointment  is for a period of five  years and they can be re-elected indefinitely for periods of five years each.

20.2. The Chairman of the Board of Directors will be a representative  member of
Agrupacion Rubi, S.A. and the Vice-Chairman  will be a representative  member of
Sanejament Energia, S.A., appointed by their respective companies.

20.3.  The Board of Directors can develop any subject  included in the Company's
Object, and it is empowered to exercise all the faculties not expressly reserved by Law or by the Articles of Association to the  Shareholders  General  Meeting.
Some of the  faculties of the Board of  Directors as example are the  following.
This  list is not  limited  and the  faculties  appointed  are to be  understood without any limit:

a)   To fix the action's criterion in company's object.
b)   To approve the action, investments and financial program.
c)   To prepare the  development and investment  budget,  the memorandum and any other  documents  legally  required,  and to  present  to the  Shareholders
     General Meeting balance sheets and other accountings of the company
d)   To evaluate periodically the action programs and their results
e)   To approve the staff and the payment  system of the working  staff,  within the legal limits established
f)   To approve the construction, services and providing contracts signed by the company
g)   To approve the agreements of co-operation signed by the company with public or private entities
h)   To agree the  appointment  and the remove of the Managing  Director  and/or other charges of management and administration structure of the company.
i)   To  agree  credit  transactions,  treasury  contracts  and any  other  debt transactions
j)   To fix the criterion  for the order of payments and to settle  faculties of the  Managing  Director  or of any  other  members  of the  management  and administration structure in this subject.
k)   To exercise all kind of legal  actions,  exceptions,  appeals and any other administrative or judicial claims to defend the rights and interests of the company. In urgent cases, this faculty can be exercise by the Chairman, who will inform the Board of  Directors  of the actions  exercised  in the next first meeting.
l)   Any other function not expressly conferred to another company´s bodies.

20.4. The Board of Directors can delegate its functions to Management  Directors and to other charges of management and administration structure, but not the a),
b), d), e), f), g), h), i), j), k), l) functions as settled above.

Delegation of faculties  agreement will be adopted with the  favourable  vote of
2/3 of the  members of the Board of  Directors,  and at least two of those votes must be from members appointed by Sanejament Energia, S.A.

Article 21.-

21.1. Board of Directors  meetings will take place in company's address with the previous  calling of the Chairman by itself or because of at least two Directors application. It will not be necessary previous calling of the meeting if all the
Managing Directors are present and they decide to hold the meeting unanimously.

21.2.  The  calling of the  meeting,  except in cases  considered  urgent by the
Chairman,  will be done with 96 hours in advance,  and it will contain the order of subjects of discussion.

21.3. The Secretary will issue the minutes of the meeting, that will be approved in the same meeting or in the following.  From the moment of the approval of the minutes,  the  agreements  will be in force.  The minutes  will be signed by the
Secretary,  with the approval of the Chairman.  Certification of minutes will be done following the same procedure.

Article 22.-

22.1.  Board of Directors  will be able to deliberate  and make valid  decisions with  assistance,  personally or  represented,  of at least half plus one of its members.

22.2.  The  agreements  will  be  taken  by  absolute  majority  of  present  or represented  votes. If tie,  Chairman has casting vote. The permanent  faculties delegation  will be made in  accordance  to article  20.4 of these  Articles  of
Association.

22.3  Notwithstanding  the aforesaid it is requested the favourable  vote of two
Directors appointed by SANEJAMENT ENERGIA, S.A. in the following matters:

a)   Proposal to the General  Shareholders  Meeting of share capital increase or reduction.
b)   Annual budget approval.
c)   Acquisition and transfer of real estate and constitution of charges on real estate assets.
d)   Construction project approval.
e)   Activities, investment and financing program approval.
f)   Task force approval and task force retribution arrangements under the legal limits
g)   Approval of  construction,  service and supply  contracts in amounts higher than five million pesetas.
h)   Contribution agreements approval.
i)   Approval  of credit  contracts,  treasury  contracts  and  other  borrowing business.

Article 23.-

Board of Directors members condition is free.

Article 24.-

24.1.The functions of the Chairman of the Board of Directors are:

a)   Company´s and Board of Directors representation.

b)   To call,  to fix the order of the day,  to  chair,  to  suspend,  to manage deliberations at Board of Directors  meetings.  Chairman would have casting vote.

c)   Approval of minutes and certifications issued by the Secretary.

24.2.  Vice-Chairman  will replace Chairman in the case of a temporary  vacancy, absence,  bad  health  and any other  legitimate  causes.  If the  Chairman  and
Vice-Chairman  are  absent  the  oldest  member of the Board of  Directors  will preside.

24.3.  Board of  Directors  Secretary,  with no  Directors  condition,  would be appointed  with  SANEAJAMENT  ENERGIA,  S.A.,  proposal.  He/she attend Board of
Directors  meetings with voice but no vote. In the case of a temporary  vacancy, absence,  bad health and any other legitimate  causes the youngest member of the
Board of Directors would take over the Secretary's functions.

Article 25.-

Managing Director functions are:

a)   To open,  use,  manage  and close  current  accounts  or any other  kind of accounts,  to manage bank  operations,  bill discount,  draft,  etc.,  with
     Central  Bank of Spain or any other  Financial  Entities  or any Spanish or foreigner persons.

     Board of Directors  would be able to limit this function in accordance with article 20.3.j) of this Articles.

b)   To grant  loan and credit  operations,  with  Board of  Directors  previous approval,  in accordance  with article  20.3.i) of this  Articles.  To sing policies,  bills of  exchange,  sing and  execution  of any  other  similar document.  To manage  credit  founds,  to extend  cheques,  to give payment orders,  bank  transfers and any other  measures,  and to sign the required documents  by any  kind of  Authorities,  Bodies  or  Entities  in order to execute company agreements.

c)   To accept  mortgages or any other kind of  guarantee  conceded in favour of
     RUBI TRACTAMENT TERMIC EFICIENT,  S.A., to guarantee RUBI TRACTAMENT TERMIC
     EFICIENT,  S.A.,  credits  or debts  according  to  agreements,  terms  and conditions adopted in that matter.

d)   To sign, endorse, accept, manager and to note bills and any other documents which may need protest actions in non acceptance,  non payment or any other kind of actions cases.

e)   To collect RUBI TRACTAMENT TERMIC EFICIENT,  S.A., any concept amounts from any debtor, physical, companies, bodies or entities, public or private, and therefore Treasury.

f)   To manage and sign any sort of contract  related to RUBI TRACTAMENT  TERMIC
     EFICIENT,  S.A.,  object with the previous  Board of Directors  approval in article 20.3.f) cases.

     Moveable  chattel and machinery  management  and  acquisition.  Real estate management, bond constitution,  attendance to public auctions,  negotiation management.

g)   To open and answer letters, certificates, etc.

h)   To contract securities covering fire, civil  responsibility  cases, and any other necessary coverage to protect RUBI TRACTAMENT TERMIC EFICIENT,  S.A., assets, installations and operations.

i)   To  manage   temporary   receivership,   tender,   waits,   appointment  of
     administrator   in  bankruptcy,   to  accept  or  not  debtors   proposals,
     administrator  liquidation  accounts,  credit  graduation  and to  transfer assets for debt payment.

j)   To confess in judicial proceedings.

k)   To represent  RUBI  TRACTAMENT  TERMIC  EFICIENT,  S.A.,  and to act before
     Public Administration,  Entities or particulars,  signing all the documents required, in order to get the legal authorisations,  licences, etc., needed to develop RUBI TRACTAMENT TERMIC EFICIENT, S.A., object.

l)   To sign public or private documents to develop the functions aforesaid.

m)   Any other function by Board of Directors  agreement with the limits settled in article 20.4.

Title IV: Financial and economic management.

Article 26.-

Financial  year coincides with calendar year, and in the next three months since closing  the Board of  Directors  will issue the  balance,  the profits and loss accounts, the social operations explanatory  memorandum,  the managing brief and the proposition for business application,  as well as if legal binding, accounts and managing brief consolidation.

The first financial year would begin the day in which,  according to the article
5, the company begins its operations,  and will finish the 31st December of that same year.

Article 27.-

The benefits will be assigned  according with the  Shareholders  General Meeting agreements, following the Board of Directors instructions.

These agreements will be done following the Spanish Company Law.

Title V: Dissolution and winding up.

Article 28.-

Company's winding up will take place in Spanish Company Law cases.

The dissolution will be done following the instructions of the same law.

Article 29.-

A special commission with members appointed by the Shareholders  General Meeting would be in charge of winding up and dissolution cases.